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                                                             EXHIBIT 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 23, 2001, on our reviews of interim consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the Company) for the three-month and six-month periods ended June 30, 2001 and 2000, and included in the Company's Form 10-Q for the quarter ended June 30, 2001, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760 and
333-44692), Form S-3 (Registration Nos. 33-48089, 333-42660 and 333-48922),
and Form S-4 (Registration No. 333-49830).





/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP






Minneapolis, Minnesota
July 31, 2001